                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                         SCHEDULE 14C INFORMATION

  Proxy Statement Pursuant to Section 14(c) of the Securities Exchange Act
                                  of 1934


Check the appropriate box:

[_]  Preliminary Information Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[x]  Definitive Information Statement

                             ICHOR CORPORATION
              (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:
[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                             ICHOR CORPORATION
                P.O. Box 10343, 1010 - 609 Granville Street
                        Vancouver, British Columbia
                              Canada  V7Y 1G5

                           INFORMATION STATEMENT
                           ---------------------

     This Information Statement is being mailed to the shareholders of record on January 19, 2001 of ICHOR Corporation ("ICHOR"), commencing on or about April 30, 2001, in connection with the prior approval, on January 19, 2001, by the board of directors (the "Board") of ICHOR, of the corporate action referred to below and its subsequent adoption, also on January 19, 2001, by the holders of a majority of the shares (the "Common Shares") of common stock, $0.01 par value per share of ICHOR outstanding. Accordingly, all necessary corporate approvals in connection with the matters discussed herein have been obtained, and this Information Statement is furnished solely for the purpose of informing shareholders of ICHOR and including information under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), of the matters discussed herein. For this reason, ICHOR is not calling a special meeting of the shareholders in respect of the corporate action referred to below and is not asking shareholders for a proxy or consent. The total number of Common Shares outstanding on January 19, 2001 was 8,165,830.

                 WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                   ARE REQUESTED NOT TO SEND US A PROXY.

     ICHOR, as authorized by the necessary approvals of the Board and the holders of a majority of the outstanding Common Shares of ICHOR, has approved the adoption of an amendment (the "Amendment") to the Certificate of Incorporation of ICHOR to increase the authorized number of Common Shares of ICHOR from 30,000,000 to 80,000,000. Specifically, Section 4 of the Certificate of Incorporation of ICHOR will be amended to read as follows:

          "4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Eighty-Five Million (85,000,000) shares, of which Five Million (5,000,000) shares shall be preferred stock, $.01 par value, and Eighty Million (80,000,000) shares shall be common stock, $.01 par value. The preferred stock of the Corporation may be issued from time to time in one or more series. The Board of Directors is expressly authorized, in a resolution or resolutions providing for the issue of such preferred stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof and to fix the number of shares of such series.

          Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Corporation's Board of Directors may from time to time determine."

     The Amendment is scheduled to take place on or about May 21, 2001, but no earlier than 20 days from the date this Information Statement is first sent to ICHOR's shareholders. The Amendment was adopted to facilitate the issuance of approximately 33,311,398 Common Shares and securities exchangeable into Common Shares of ICHOR to certain shareholders of Hippocampe S.A. ("Hippocampe") in consideration for the direct and indirect transfer to ICHOR of approximately 99.9% of the outstanding shares of Hippocampe (the "Share Exchange") pursuant to two share exchange agreements (the "Share Exchange Agreements") dated for reference December 13, 2000. The Share Exchange was completed effective March 28, 2001. In connection with the Share Exchange, certain shareholders of Hippocampe were issued securities which become exchangeable into Common Shares of ICHOR upon the filing of the Amendment to the Certificate of Incorporation of ICHOR to effect the increase in the authorized number of Common Shares of ICHOR.

     The closing of the Share Exchange was publicly announced by ICHOR.

     Hippocampe is a privately-held research and development company engaged in fundamental and applied research in the area of human and veterinary biology and medicine, with a particular emphasis on humanitarian aspects (i.e., retroviral pathogenesis, such as AIDS, oncogenesis and transplantation).

     The date of this Information Statement is April 25, 2001.

                         FORWARD-LOOKING STATEMENTS

     Certain statements included in this Information Statement are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Information Statement and can be identified by words such as "estimates", "projects", "expects", "intends", "believes", "plans", or their negatives or other comparable words. Forward-looking statements are not guarantees and may involve risks and uncertainties. Actual results could differ materially from those expressed or implied in the forward-looking statements. Actual results may differ materially from those expressed in the forward-looking statements due to risks facing operations or due to actual facts differing from the assumptions underlying certain predictions.

                              EXCHANGE RATES

     Certain monetary amounts in this Information Statement are expressed in Euros (E). The following table sets out the exchange rates for the conversion of Euros into U.S. dollars as at the end of each of the following periods, the average exchange rates for such periods and the range of high and low exchange rates for such periods:




                                                 Year Ended
                                                 December 31,
                                     ------------------------------------
                                           1999                 2000
                                     --------------        --------------
End of the period                        1.0064                0.9393
High for the period                      1.1791                1.0388
Low for the period                       1.0015                0.8252
Average for the period                   1.0671                0.9226




     The Euro did not exist prior to January 1, 1999.

     On March 29, 2001, the rate of exchange for the conversion of Euros into U.S. dollars was E1 = U.S.$0.8850.

                     INDEX TO THE INFORMATION STATEMENT

Item                                                              Page
----                                                              ----

Summary Term Sheet                                                  5
Comparative Unaudited Per Share Data                                8
Selected Financial Data                                            10
Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                        13
Quantitative and Qualitative Disclosures About Market Risk         15
Description of the Amendment                                       16
Description of the Share Exchange                                  18
Related Party Transactions and Interest of Certain Persons
  in Matters to be Acted Upon                                      24
Description of ICHOR                                               25
Description of Hippocampe                                          26
Risk Factors                                                       34
Market for Common Equity and Related Stockholder Matters           38
Security Ownership of Certain Beneficial Owners and Management     39
Unaudited Pro Forma Condensed Combined Financial Information       41
Additional and Available Information                               46
Incorporation of Certain Documents by Reference                    46

Appendix A  -  Certificate of Amendment of Certificate of Incorporation
                of ICHOR Corporation
Appendix B  -  Share Exchange Agreement dated for reference December 13,
               2000 between ICHOR Corporation and certain shareholders of Hippocampe S.A. (Agreement A)
Appendix C  -  Share Exchange Agreement dated for reference December 13,
               2000 between ICHOR Corporation and certain shareholders of Hippocampe S.A. (Agreement B)
Appendix D  -  Underwriting Agreement dated for reference July 24, 2000 between Hippocampe S.A. and MFC Merchant Bank S.A. Appendix E - Credit Facility Agreement dated for reference July 27,
               2000 between Hippocampe S.A. and MFC Merchant Bank S.A. Appendix F - Assignment Agreement dated for reference December 29, 2000 among ICHOR Corporation, Hippocampe S.A. and MFC Merchant
               Bank S.A.
Appendix G  -  Annual Report on Form 10-K of ICHOR Corporation for the
                year ended December 31, 2000
Appendix H  -  Financial Statements of Hippocampe S.A.

                            SUMMARY TERM SHEET

     The following is a brief summary of certain information contained elsewhere in this Information Statement. This summary is not intended to be complete and reference is made to the more detailed information contained in this Information Statement and in the Appendices hereto for a complete statement of the matters discussed below. Capitalized terms used and not defined in this summary have the meaning set forth elsewhere in this Information Statement. You are urged to read this Information Statement and the Appendices hereto in their entirety.

The Amendment          We have approved the adoption of the Amendment to
                       our Certificate of Incorporation to increase the authorized number of our Common Shares from 30,000,000 to 80,000,000. See "Description of the
                       Amendment".

                       A copy of the Certificate of Amendment of our Certificate of Incorporation to effect the increase in the authorized number of our Common Shares is attached as Appendix A.

Approval of the
 Amendment and
 the Share
 Exchange The Amendment was approved by unanimous written consent of our Board on January 19, 2001. The Amendment was also approved by the written consent of the holders of approximately 88.4% of our outstanding Common Shares on January 19, 2001. Delaware law requires approval of the Amendment by a majority of the outstanding Common Shares. See "Description of the Amendment".

                       The Share Exchange and the Share Exchange
                       Agreements were approved by our Board and did not require submission to you under Delaware law. See "Description of the Share Exchange - The Share Exchange Agreements".

Purpose of the
 Amendment             Effective December 13, 2000, we entered into the
                       Share Exchange Agreements to, directly and indirectly, acquire approximately 99.9% of the outstanding shares of Hippocampe in exchange for the issuance of an aggregate of approximately
                       33,311,398 of our Common Shares and securities exchangeable into our Common Shares.

                       We currently have only 30,000,000 authorized Common Shares. Accordingly, the Amendment was adopted to facilitate the issuance to certain shareholders of Hippocampe of our Common Shares and securities exchangeable into our Common Shares in connection with the Share Exchange.

                       We completed the Share Exchange effective March 28, 2001. In connection with the Share Exchange, certain shareholders of Hippocampe were issued securities which become exchangeable into our Common Shares upon the filing of the Amendment to our Certificate of Incorporation to effect the increase in the authorized number of our Common Shares.

                       See "Description of the Amendment" and "Description of the Share Exchange".

                       After giving effect to the Share Exchange and the Amendment, including giving effect to the Common Shares or share purchase warrants issued or issuable in connection with the Share Exchange to MFC Merchant Bank S.A. ("MFC Bank"), a licensed Swiss Bank of Geneva, Switzerland, under certain agreements (the "Bank Agreements") made between Hippocampe and MFC Bank, Hippocampe shareholders directly and indirectly own in aggregate approximately 66.3% of our outstanding Common Shares on a diluted basis. See "Description of the Share Exchange".

Filing of
 Certificate of
 Amendment             We expect to file a Certificate of Amendment of our
                       Certificate of Incorporation to effect the increase in the authorized number of our Common Shares on or about May 21, 2001, but no earlier than 20 days from the date this Information Statement is first sent to you. See "Description of the Amendment".

Share Exchange
 Parties We are a corporation organized under the laws of the State of Delaware with an office address at P.O. Box 10343, 1010 - 609 Granville Street, Vancouver, British Columbia, Canada V7Y 1G5 (tel.: (604) 646-
                       2030). We are a publicly traded company with our Common Shares quoted on the Over-the-Counter Bulletin Board (the "OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. See "Description of ICHOR".

                       Hippocampe is a privately-held company organized under the laws of France with an office address at 52, Chanoine Cartellier, F-69230 Saint-Genis-Laval, France (tel.: 334-72-39-52-09).
                       Hippocampe is a research and development company engaged in fundamental and applied research in the area of human and veterinary biology and medicine, with a particular emphasis on humanitarian aspects (i.e., retroviral pathogenesis, such as AIDS, oncogenesis and transplantation). See "Description of Hippocampe".

Related Party
 Transactions
 and Interest
 of Certain
 Persons in
 Matters to
 be Acted Upon         In accordance with the Bank Agreements and in
                       connection with the provision of a credit facility to Hippocampe, and acting as an advisor in relation to the Share Exchange and other matters, MFC Bank has received and will receive certain fees, including:

                       * 2,017,854 of our Common Shares issued or issuable in connection with the Share Exchange; and

                       * share purchase warrants which entitle MFC Bank to purchase up to approximately 6,730,599 of our Common Shares, subject to final adjustment, for a period expiring on July 31, 2003.

                       MFC Bank is a wholly-owned subsidiary of MFC
                       Bancorp Ltd., which prior to the Share Exchange, directly and indirectly owned approximately 43.7% of our outstanding Common Shares. Michael J. Smith, our Secretary prior to the Share Exchange, is the President, Chief Executive Officer and a director of MFC Bancorp Ltd. See "Related Party Transactions and Interest of Certain Persons in Matters to be Acted Upon".

Appraisal Rights       You are not entitled to appraisal rights under the
                       Delaware General Corporation Law in connection with the corporate actions referred to in this Information Statement or in connection with the Share Exchange.

Regulatory Matters     We are not aware of any federal or state regulatory
                       requirements which we were required to comply with or approvals which we were required to obtain in connection with the Share Exchange.

Tax and Accounting
 Treatment of the
 Share Exchange        The Share Exchange was structured with the
                       intent that it be tax-free to us and you for federal income tax purposes.

                       The Share Exchange is accounted for as a reverse purchase. See "Description of the Share Exchange - Accounting Treatment".

Risk Factors           The Amendment, the Share Exchange, the business of
                       Hippocampe and any investment in our Common Shares are subject to a number of risk factors as described in this Information Statement commencing on page 34. See "Risk Factors".

                   COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth selected comparative unaudited per share data for ICHOR and Hippocampe on a historical and pro forma basis, giving effect to the Share Exchange as a reverse purchase. The pro forma comparative unaudited per share data assumes the Share Exchange had been consummated at the beginning of the period presented. The information set forth below is based on and derived from:

     * the historical financial statements and related notes of ICHOR incorporated by reference in this Information Statement from ICHOR's Annual Report on Form 10-K for the year ended December 31, 2000 and attached as Appendix G;

     * the historical financial statements and related notes of Hippocampe attached as Appendix H; and

     * the unaudited pro forma condensed combined financial information and related notes included elsewhere in this Information Statement.

     This information should be read in conjunction with such historical financial statements and unaudited pro forma condensed combined financial information and related notes.

     The per share data set forth below is presented for comparative purposes only and is not necessarily indicative of the future consolidated financial position, the results of the future operations or the actual results or consolidated financial position of ICHOR as the legal parent of Hippocampe that would have been achieved had the Share Exchange been consummated as of the date or for the period indicated.

     Hippocampe reports its results in Euros (E). Since the Share Exchange is accounted for as a reverse purchase, with the continuing entity being Hippocampe, the unaudited pro forma condensed combined financial information below is reported in Euros.




                             ICHOR                      HIPPOCAMPE
                  -----------------------------  ------------------------
                                                                    Pro Forma
                   Historical      Pro Forma(1)   Historical(2)     Combined
                  ------------    -------------  ---------------   ----------
                      ($)             (E)            (E)               (E)
                                    (unaudited)                      (unaudited)
NET BOOK VALUE
 PER SHARE:(3)
December 31, 2000    $  0.01         E  0.00       E  (0.02)         E  (0.02)

DIVIDENDS DECLARED
 PER SHARE:(3)
Year ended
 December 31, 2000         -               -              -                 -

NET LOSS FROM
 CONTINUING
 OPERATIONS
 PER SHARE:(3)
Year ended
 December 31, 2000     (0.08)          (0.01)         (0.04)            (0.05)




-----------------
(1) Equivalent pro forma data for ICHOR is based on the percentage ownership of the pro forma combined shares by shareholders of ICHOR existing after the Share Exchange.
(2) Historical per share data for Hippocampe is adjusted to retroactively reflect the securities ICHOR directly and indirectly issued to acquire shares of Hippocampe.
(3)  Basic and diluted per share data is the same.

     The total number of shares outstanding throughout the respective periods above is based on the weighted average shares outstanding, calculated on a diluted basis, as follows:




                                                              Pro Forma
                                  Historical                 Combined(1)
                      ----------------------------------   ---------------
                         ICHOR          HIPPOCAMPE(2)
                      -----------    -------------------
Year ended
  December 31, 2000    4,945,385         33,311,398            40,274,637




---------------
(1) Securities exchangeable into Common Shares of ICHOR (i.e., LuxCo Preferred Shares) issued to certain shareholders of Hippocampe in connection with the Share Exchange have been considered to be outstanding Common Shares of ICHOR.
(2) These shares retroactively reflect the securities ICHOR directly and indirectly issued to acquire shares of Hippocampe.

                          SELECTED FINANCIAL DATA

ICHOR
-----

     The selected financial data of ICHOR set forth below should be read in conjunction with the financial statements and related notes of ICHOR incorporated by reference in this Information Statement from ICHOR's Annual Report on Form 10-K for the year ended December 31, 2000 and the unaudited pro forma condensed combined financial information and related notes included elsewhere in this Information Statement. The historical financial data may not be indicative of ICHOR's future performance as a consolidated company.

     The pro forma financial information was derived from unaudited financial data which includes, in the opinion of the registrant, all adjustments which are of a normal recurring nature, including those made to conform with U.S. generally accepted accounting principles, necessary to present fairly the data for such periods.

     Hippocampe reports its results in Euros (E). Since the Share Exchange is accounted for as a reverse purchase, with the continuing entity being Hippocampe, the unaudited pro forma condensed combined financial information below is reported in Euros.



            Eleven                                                           Pro Forma
            Months       Year         Year         Year         Year         Combined
            Ended        Ended        Ended        Ended        Ended        Year Ended
            December 31, December 31, December 31, December 31, December 31, December 31,
            ------------ ------------ ------------ ------------ ------------ ------------
                1996         1997         1998         1999         2000         2000
            ------------ ------------ ------------ ------------ ------------ ------------
                              ($000s, except per share amounts)                 (E000s,
                                                                                 except
                                                                                 per share
                                                                                 amounts)
                                                                                (unaudited)

OPERATING
 DATA
Fee income    $       -    $      -     $    144     $      -     $      -     E      -
General and
 administrative
 expenses         1,042         418          497          373          733        1,198
Interest expense    423         613          102          192            -           17
Loss from
 continuing
 operations      (1,320)     (1,025)        (178)        (470)        (628)      (2,058)
Net loss         (1,399)     (4,054)        (178)        (470)        (330)      (2,058)

COMMON SHARE
 DATA(1)
Loss from
 continuing
 operations
 per common
 share            (0.51)      (0.21)       (0.08)       (0.14)       (0.08)       (0.05)
Net loss per
 common share     (0.54)      (0.83)       (0.08)       (0.14)       (0.08)       (0.05)
Cash dividends
 per common
 share                -           -            -            -            -            -
Weighted average
 common shares
 outstanding
 (000s)           2,586       4,913        4,908        4,910        4,945       40,275

BALANCE SHEET
 DATA
Working
 capital          3,903          89        2,141        2,289          100         (546)
Total assets      5,582       2,028        3,281        2,681          207          845
Long-term
 obligations
 and redeemable
 preferred stock  1,916           -            -            -            -          242
Total stockholders'
 equity           1,987          89        2,141        2,652          100         (659)


---------------
(1)  Basic and diluted common share data is the same.
(2) Securities exchangeable into Common Shares of ICHOR (i.e., LuxCo Preferred Shares) issued to certain shareholders of Hippocampe in connection with the Share Exchange have been considered to be outstanding Common Shares of ICHOR.

Hippocampe
----------

     The selected financial data of Hippocampe set forth below should be read in conjunction with the financial statements and related notes of Hippocampe. Hippocampe reports its results in Euros (E).




                                          Year Ended
                                          December 31,
                          ------------------------------------------------
                             1997         1998       1999           2000
                          ----------   ---------   ---------   -----------
OPERATING DATA
Operating revenues        E   13,721   E  41,597   E  46,631   E   13,066
Research and development
 expenses                     19,958      70,239      93,902      101,019
General and
 administrative
 expenses                     33,533      38,212      48,896      403,225
Loss from continuing
 operations                  (39,770)    (67,616)    (98,808)  (1,314,026)

COMMON SHARE DATA(1)
Loss from continuing
 operations per common
 share                         (5.09)      (8.65)     (12.64)     (168.03)
Cash dividends per common
 share                             -           -           -            -
Weighted average common
 shares outstanding            7,820       7,820       7,820        7,820

BALANCE SHEET DATA
Working capital              (45,478)    (40,153)    (23,534)    (651,588)
Total assets                  43,497      76,852     146,167      625,137
Long-term obligations         69,669     138,394     242,209      242,209
Total stockholders' equity   (90,081)   (157,697)   (256,505)    (764,972)




---------------
(1)  Basic and diluted common share data is the same.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ICHOR
-----

     The management's discussion and analysis of financial condition and results of operations of ICHOR is incorporated by reference in this Information Statement from ICHOR's Annual Report on Form 10-K for the year ended December 31, 2000.

Hippocampe
----------

     The following discussion and analysis of the financial condition and results of operations of Hippocampe should be read in conjunction with its financial statements and related notes.

     Hippocampe is a development stage company. It reports its results in Euros (E).

Results of Operations

Comparison of the Year Ended December 31, 2000 to the Year Ended December
31, 1999

     Revenues, which consist primarily of medical products sold, decreased to E13,066 in the year ended December 31, 2000 from E46,631 in the year ended December 31, 1999, primarily as a result of a decrease in revenues derived from a research contract.

     Expenses increased to E1,326,330 in the year ended December 31, 2000 from E142,798 in the year ended December 31, 1999. Research and development expenses increased to E101,019 in the current period from E93,902 in the comparative period of 1999 as a result of an increase in research activities. General and administrative expenses increased to E403,225 in the year ended December 31, 2000 from E48,896 in the comparative period of 1999, primarily as a result of higher administrative expenses relating to an increase in research activities and fees and expenses associated with the Bank Agreements. In the year ended December 31, 2000, Hippocampe incurred an aggregate of approximately E93,788 in arrangement fees and monthly retainer fees relating to the Bank Agreements and approximately E154,592 in professional fees relating to the negotiation and entering into of the Bank Agreements.
In the year ended December 31, 2000, Hippocampe incurred non-cash fees of E805,559 payable in Common Shares of ICHOR in connection with the closing of the Share Exchange.

     Hippocampe reported a net loss of E1,314,026, or E168.03 per share, in the year ended December 31, 2000, compared to E98,808, or E12.64 per share, in the year ended December 31, 1999.

Comparison of the Year Ended December 31, 1999 to the Year Ended December
31, 1998

     Revenues, which consist primarily of medical products sold, increased to E46,631 in the year ended December 31, 1999 from E41,597 in the year ended December 31, 1998.

     Expenses increased to E142,798 in the year ended December 31, 1999 from E108,451 in the year ended December 31, 1998. Research and development expenses increased to E93,902 in the year ended December 31, 1999 from E70,239 in the comparative period of 1998. General and administrative expenses increased to E48,896 in the year ended December 31, 1999 from E38,212 in the comparative period of 1998. Both research and development expenses and general and administrative expenses increased as a result of an increase in research activities.

     Hippocampe reported a net loss of E98,808, or E12.64 per share, in the year ended December 31, 1999, compared to E67,616, or E8.65 per share, in the year ended December 31, 1998.

Liquidity and Capital Resources

     Hippocampe had cash of E185,428 at December 31, 2000, compared to E36,409 at December 31, 1999.

     Operating activities provided cash of E145,044 in the year ended December 31, 2000, compared to using cash of E70,092 in the year ended December 31, 1999. An increase in accounts payable provided cash of E545,877 in the year ended December 31, 2000, compared to E38,003 in the prior year. In the year ended December 31, 2000, Hippocampe incurred non-cash fees of E805,559 payable in Common Shares of ICHOR in connection with the closing of the Share Exchange.

     Investing activities used cash of E250,246 in the year ended December 31, 2000, compared to E27,440 in the year ended December 31, 1999. Short-term investments in certificates of deposit used cash of E121,960 in the year ended December 31, 2000, compared to E27,440 in the prior year. Patent application and maintenance fees used cash of E128,286 in the year ended December 31, 2000.

     Financing activities provided cash of E254,221 in the year ended December 31, 2000, primarily as a result of borrowings pursuant to a revolving term facility. The revolving term facility is in the principal amount of up to E1.3 million and matures on August 31, 2001. At December 31, 2000, Hippocampe had borrowed an aggregate of E384,221 pursuant to this revolving term facility.

     Hippocampe expects that it will require substantial additional capital to continue its research and development, clinical studies and regulatory activities necessary to bring its potential products to market and to establish production, marketing and sales capabilities. Hippocampe anticipates its operations will require approximately $1.5 million in the year ending December 31, 2001. Hippocampe will seek to raise the required capital from lenders and/or equity or debt issuances. However, there can be no assurance that Hippocampe will be able to raise additional capital on terms satisfactory to Hippocampe, or at all, to finance its operations. In the event that Hippocampe is not able to obtain such additional capital, it would be required to restrict or even halt its operations.

                 QUANTITATIVE AND QUALITATIVE DISCLOSURES
                             ABOUT MARKET RISK

ICHOR
-----

     A discussion of the quantitative and qualitative disclosures about market risk with respect to ICHOR is incorporated by reference in this Information Statement from ICHOR's Annual Report on Form 10-K for the year ended December 31, 2000.

Hippocampe
----------

     As at December 31, 2000, Hippocampe was exposed to market risk from changes in interest rates which could affect its financial condition and results of operations. Hippocampe had not entered into derivative contracts for its own account to hedge against such risk.

Interest Rate Risk

     Fluctuations in interest rates may affect the fair value of financial instruments sensitive to interest rates. An increase in interest rates may decrease the fair value and a decrease in interest rates may increase the fair value of such financial instruments. As at December 31, 2000, Hippocampe had debt obligations which were sensitive to interest rate fluctuations. The following table provides information about Hippocampe's exposure to interest rate fluctuations for the carrying amount of such debt obligations as at December 31, 2000 and expected cash flows from these debt obligations:




                                                       Expected Future Cash Flow
                                           --------------------------------------------------
                                                  Year Ending December 31,
                 Carrying     Fair         --------------------------------------
                  Value       Value         2001    2002    2003    2004    2005   Thereafter
                 --------     ------       ------  ------  ------  ------  ------  ----------
                                                   (E000s)
Debt
 Obligations(1)  E    384     E  384       E  384  E    -  E    -  E    -  E    -  E    -




-----------------
(1)  Debt obligations consist of Hippocampe's notes payable.

                        DESCRIPTION OF THE AMENDMENT

     ICHOR has approved the adoption of an Amendment to the Certificate of Incorporation of ICHOR to increase the authorized number of Common Shares of ICHOR from 30,000,000 to 80,000,000. A copy of the Certificate of Amendment of the Certificate of Incorporation of ICHOR to effect this Amendment is attached as Appendix A. Specifically, Section 4 of the Certificate of Incorporation of ICHOR will be amended to read as follows:

          "4. The total number of shares of all classes of stock which ICHOR shall have authority to issue is Eighty-Five Million (85,000,000) shares, of which Five Million (5,000,000) shares shall be preferred stock, $.01 par value, and Eighty Million (80,000,000) shares shall be common stock, $.01 par value. The preferred stock of ICHOR may be issued from time to time in one or more series. The Board of Directors is expressly authorized, in a resolution or resolutions providing for the issue of such preferred stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof and to fix the number of shares of such series.

          Except as otherwise provided by law, the shares of stock of ICHOR, regardless of class, may be issued by ICHOR from time to time in such amounts, for such consideration and for such corporate purposes as ICHOR's Board of Directors may from time to time determine."

     The Amendment was approved by unanimous written consent of the Board on January 19, 2001. The Amendment was also approved by the written consent of the holders of approximately 88.4% of the outstanding Common Shares on January 19, 2001. Pursuant to Section 228 of the Delaware General Corporation Law, corporate actions can be authorized provided shareholders holding at least a majority of the outstanding Common Shares of ICHOR on the record date consent in writing thereto. Accordingly, all necessary corporate approvals in connection with the Amendment have been obtained. For this reason, ICHOR is not calling a special meeting of the shareholders in respect of the Amendment and is not asking for a proxy or consent.

     The Amendment will become effective upon filing of a Certificate of Amendment of the Certificate of Incorporation of ICHOR with the Secretary of State of the State of Delaware. ICHOR expects to file a Certificate of Amendment to effect the increase in the authorized number of Common Shares of ICHOR on or about May 21, 2001, but no earlier than 20 days from the date this Information Statement is first sent to shareholders of ICHOR.

     Effective December 13, 2000, ICHOR entered into the Share Exchange Agreements to, directly and indirectly, acquire approximately 99.9% of the outstanding shares of Hippocampe in consideration of an aggregate of approximately 33,311,398 Common Shares and securities exchangeable into Common Shares of ICHOR. The authorized capital stock of ICHOR is currently 30,000,000 Common Shares and 5,000,000 shares of preferred stock, $0.01 par value. Effective March 28, 2001, ICHOR completed the Share Exchange. In connection with the Share Exchange, certain shareholders of Hippocampe were issued securities which become exchangeable into Common Shares of ICHOR upon the filing of the Certificate of Amendment of the Certificate of Incorporation of ICHOR with the

Security of State of the State of Delaware. Accordingly, the Amendment to increase the authorized number of Common Shares of ICHOR was adopted to accommodate the issuance to certain shareholders of Hippocampe of the Common Shares and securities exchangeable into Common Shares of ICHOR. The additional Common Shares to be authorized by the Amendment will have rights identical to the currently outstanding Common Shares of ICHOR.

     Any authorized but unissued Common Shares following the completion of the Amendment and the Share Exchange will be available for issuance by the Board for such corporate purposes as the Board determines to be in the best interests of ICHOR.

     While the primary purpose of the increase in the authorized number of Common Shares is to facilitate the issuance of Common Shares in connection with the Share Exchange, it might be possible for the Board to issue a large number of Common Shares to impede completion of a proposed hostile merger, tender offer or other takeover attempt which some shareholders of ICHOR may at the time deem to be in their best interest. Without further shareholder approval, the Board could:

     * adopt a "poison pill" which would, under certain circumstances related to an acquisition not approved by the Board, give certain holders the right to acquire additional Common Shares at a low price; or

     * sell Common Shares in a private transaction to purchasers who would oppose a takeover or favor the current Board.

     Although the proposal to increase the authorized number of Common Shares has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that approval of this proposal could facilitate future efforts to deter or prevent changes in control of ICHOR, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

     In addition, additional Common Shares, if issued, could reduce existing shareholders' percentage ownership and voting power and, depending on the transaction in which they are issued, could affect the per share book value or other per share financial information. The issuance of additional Common Shares, by reducing the percentage of equity of ICHOR owned by existing shareholders, would reduce such existing shareholders' ability to influence the election of directors or any other action taken by the holders of Common Shares and would potentially reduce per share dividends, if any. In addition, the holders of Common Shares do not have pre-emptive rights.

                     DESCRIPTION OF THE SHARE EXCHANGE


Completion of the Share Exchange
--------------------------------

     Effective March 28, 2001, ICHOR completed the Share Exchange. In connection with the Share Exchange, certain shareholders of Hippocampe were issued securities which become exchangeable into Common Shares of ICHOR upon the filing of the Amendment to the Certificate of Incorporation of ICHOR to effect the increase in the authorized number of Common Shares of ICHOR.

The Share Exchange Agreements
-----------------------------

     ICHOR entered into a share exchange agreement ("Agreement A") dated for reference December 13, 2000 with shareholders owning approximately 50.7% of the issued and outstanding shares of Hippocampe. Pursuant to Agreement A, effective March 28, 2001, such Hippocampe shareholders transferred their shares of Hippocampe to ICHOR in consideration of ICHOR issuing to them Common Shares of ICHOR. A copy of Agreement A is attached as Appendix B.

     ICHOR also entered into a separate share exchange agreement ("Agreement B") dated for reference December 13, 2000 with shareholders owning approximately 49.2% of the issued and outstanding shares of Hippocampe. Pursuant to Agreement B, effective March 28, 2001, such Hippocampe shareholders transferred their shares of Hippocampe to a new wholly-owned subsidiary of ICHOR established under the laws of Luxembourg ("LuxCo"). In exchange for their shares of Hippocampe, such Hippocampe shareholders were issued preferred shares of LuxCo (the "LuxCo Preferred Shares") which will be exchangeable into Common Shares of ICHOR at the option of the holder upon the filing of the Amendment to the Certificate of Incorporation of ICHOR to increase the authorized number of Common Shares of ICHOR. A copy of Agreement B is attached as Appendix C.

     Hippocampe was a privately-held French company whose shareholders consisted of persons and corporations resident in several different countries, both within and outside the European Union (the "EU"). Such shareholders of Hippocampe had differing financial profiles and concerns and were subject to differing legal regimes in their resident countries. In order to efficiently address the inherent complexities of concluding a multi cross-border transaction between a U.S. domiciled public company and such shareholders, the parties, with the assistance of their advisors, structured the transactin to permit shareholders of Hippocampe resident in non-EU countries to participate pursuant to Agreement A and receive Common Shares of ICHOR directly. The remaining shareholders of Hippocampe resident in EU countries were permitted to participate in the transaction pursuant to Agreement B and receive in exchange for their Hippocampe shares, Luxco Preferred Shares which are exchangeable into Common Shares of ICHOR. Structuring the Share Exchange in this manner was the most efficient way to address the differing financial and other considerations of all parties.

     Upon the closing of the Share Exchange, ICHOR contributed and transferred to LuxCo the shares of Hippocampe that ICHOR received from Hippocampe shareholders under Agreement A for additional common shares of LuxCo. Hippocampe became an approximately 99.9%-owned subsidiary of LuxCo, which, in turn, is a wholly-owned subsidiary of ICHOR.

     The Share Exchange and the Share Exchange Agreements were approved by the Board and did not require submission to shareholders of ICHOR under Delaware law.

     The aggregate number of Common Shares and securities exchangeable into Common Shares of ICHOR issued to shareholders of Hippocampe upon the closing of the Share Exchange was approximately 33,311,398 Common Shares. After giving effect to the Share Exchange, including giving effect to the Common Shares of ICHOR and share purchase warrants issued or issuable in connection with the Share Exchange to MFC Bank pursuant to the Bank Agreements, Hippocampe shareholders directly and indirectly own in aggregate approximately 66.3% of the outstanding Common Shares of ICHOR on a diluted basis.

     All of the Common Shares and securities exchangeable into Common Shares of ICHOR acquired by the shareholders of Hippocampe pursuant to the Share Exchange are subject to resale restrictions in accordance with United States federal and state securities laws.

     In connection with the Share Exchange, effective December 29, 2000, all of the 467,500 issued and outstanding shares of Series 1 preferred stock in the capital of ICHOR and 97,206 issued and outstanding shares of Series 2 preferred stock in the capital of ICHOR were, in aggregate, redeemed for $2.2 million and converted for 3,247,060 Common Shares of ICHOR.

     Further, ICHOR intends to seek to raise additional capital to fund working capital requirements following the Share Exchange.

Background of the Share Exchange
--------------------------------

     ICHOR was introduced to Hippocampe by MFC Bank in the fall of 2000. MFC Bank had previously entered into the Bank Agreements with Hippocampe and was assisting Hippocampe in effecting a merger with a public U.S. registrant. ICHOR did not have an operating business and its focus was on the indentification of a particular business or industry within which it would seek an acquisition or merger.

     Upon being introduced to Hippocampe, ICHOR considered Hippocampe's business and prospects including its intellectual property portfolio, Hippocampe's scientific publications to date, the potential functionality of the mimicry between GP41 and IL-2 (see "Description of Hippocampe" below) and the financial condition and organizational structure of Hippocampe.

     As Hippocampe was a start-up company still in an exploratory research stage with no history of operations, revenues or income, it was not possible to conclude a meaningful valuation of Hippocampe. See "Risk Factors".

     Therefore, since the Share Exchange constituted a reverse merger and a meaningful valuation of Hippocampe could not be determined, negotiation of the terms of the Share Exchange focused generally on the relative proportions of the Common Shares of ICHOR to be held by pre-existing ICHOR shareholders and by shareholders of Hippocampe following the Share Exchange. The principals of ICHOR, through MFC Bank, originally proposed that pre-existing ICHOR shareholders would retain approximately 25% of the Common Shares of ICHOR, prior to giving effect to the securities issuable under the Bank Agreements. Alternatively, it was proposed on behalf of the shareholders of Hippocampe that the ICHOR shareholders would retain approximately 12% to 15% of the Common Shares of ICHOR. Further negotiations between the parties on the terms of the Share Exchange resulted in the parties agreeing that pre-existing ICHOR shareholders would retain approximately 20% of the Common Shares of ICHOR, prior to giving effect to the securities issuable under the Bank Agreements. Pursuant to the reverse merger Share Exchange, Hippocampe would become the surviving business with its shareholders acquiring approximately 80% of the Common Shares of ICHOR.

     In December 2000, ICHOR entered into Agreement A and Agreement B with the Shareholders of Hippocampe.

Reasons for the Share Exchange
------------------------------

     In approving the Share Exchange, the Share Exchange Agreements and the transactions contemplated therein, and subsequently the Amendment, the Board considered a number of factors, including, but not limited to, the following:

     * ICHOR did not have an operating business. However, ICHOR had certain value as a public company subject to the reporting requirements of the SEC;

     * Hippocampe is a privately-held company which was seeking to reverse merge with or be purchased by a public U.S. company in order to attempt to gain access to funding and a greater shareholder base;

     * The acquisition of approximately 99.9% of the shares of Hippocampe gives the shareholders of ICHOR the opportunity to participate in the biopharmaceutical and biotechnology market and to capitalize on the research and development efforts of and the patents registered by Hippocampe to date and in the future; and

     * The Board reviewed a range of alternative strategies that might be pursued by ICHOR and the possible values that might be achieved through those strategies and concluded that the alternative strategies were either unlikely to result in a greater value to ICHOR or its shareholders or carried greater risk than the acquisition by ICHOR of shares of Hippocampe.

     The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Share Exchange, the Share Exchange Agreements and the transactions contemplated therein, and subsequently the Amendment, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

Terms and Ancillary Agreements Relating to the LuxCo Preferred Shares
---------------------------------------------------------------------

     The LuxCo Preferred Shares rank senior to common shares of LuxCo with respect to dividends and liquidating distributions of LuxCo. However, the LuxCo Preferred Shares are non-voting in LuxCo. All votes in respect of LuxCo are exercised by ICHOR as the holder of all of the voting rights in the common shares of LuxCo. Notwithstanding that the LuxCo Preferred Shares are non-voting, the holders of LuxCo Preferred Shares are permitted to vote as a class with respect to certain matters involving LuxCo.

     In all material respects, following the filing of the Amendment of the Certificate of Incorporation of ICHOR to increase the authorized number of Common Shares of ICHOR, the LuxCo Preferred Shares will have similar rights in ICHOR as Common Shares of ICHOR, including the right to receive dividends and the right to vote at shareholder meetings of ICHOR. The rights attaching to the LuxCo Preferred Shares are given effect, in part, by certain agreements entered into on the closing of the Share Exchange, including:

     * a shareholder agreement (the "Shareholder Agreement") among ICHOR, LuxCo and the holders of the LuxCo Preferred Shares providing for the support by ICHOR of the rights attaching to the LuxCo Preferred Shares;

     * a support agreement (the "Support Agreement") between ICHOR and LuxCo providing for the support by ICHOR of the rights attaching to the LuxCo Preferred Shares; and

     * a voting and exchange trust agreement (the "Voting and Exchange Trust Agreement") among ICHOR, LuxCo and a trustee providing for the voting rights of the LuxCo Preferred Shares in ICHOR.

     The Shareholder Agreement provides for the following principal terms, among others:

     * Holders of LuxCo Preferred Shares will be entitled to receive dividends equivalent to dividends paid on the number of Common Shares of ICHOR into which such LuxCo Preferred Shares may be exchanged;

     * Holders of LuxCo Preferred Shares will have the right, at any time at their option, to require LuxCo to exchange their LuxCo Preferred Shares for Common Shares of ICHOR at the established exchange ratio. Since each LuxCo Preferred Share is intended to be economically equivalent to the number of Common Shares of ICHOR which it may be exchanged, the established exchange ratio will be adjusted in the event that ICHOR undertakes a stock split or consolidation, issues stock dividends or otherwise changes its share capital;

     * On the liquidation of LuxCo, holders of the LuxCo Preferred Shares will be entitled to exchange their LuxCo Preferred Shares for Common Shares of ICHOR at the established exchange ratio; and

     * LuxCo Preferred Shares will be automatically exchanged by LuxCo for Common Shares of ICHOR at the established exchange ratio on December 31, 2011, which automatic redemption date will be accelerated in certain circumstances, including:

           (a) if the number of outstanding LuxCo Preferred Shares falls below 5% of the number of LuxCo Preferred Shares outstanding immediately following the completion of the Share Exchange; or

           (b)  upon the occurrence of a change of control of ICHOR.

     The Support Agreement provides, among other things, for the following covenants of ICHOR:

     * ICHOR will not declare or pay a dividend on Common Shares of ICHOR unless LuxCo can simultaneously pay the same dividend on the LuxCo Preferred Shares, and that it will cause LuxCo to declare and pay such equivalent dividend;

     * ICHOR will satisfy all exchange requests or redemptions of LuxCo Preferred Shares that will not cause LuxCo to be liquidated or dissolved and that it will not undertake a stock split or consolidation, issue stock dividends or otherwise change its share capital without adjusting the established exchange ratio with respect to the number of Common Shares of ICHOR for which LuxCo Preferred Shares may be exchanged;

     * ICHOR will ensure that LuxCo will have a sufficient number of Common Shares of ICHOR in the event of a liquidation of LuxCo; and

     * So long as there are any outstanding LuxCo Preferred Shares owned by a person other than ICHOR or its affiliates, ICHOR will remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of LuxCo.

     The Voting and Exchange Trust Agreement provides for the following principal terms, among others:

     * ICHOR will issue to a trustee a single Special Voting Preferred Share of ICHOR, to be authorized by a Certificate of Designations filed by ICHOR with the Secretary of State of the State of Delaware. The terms of the Special Voting Preferred Share will confer on the trustee that number of votes with respect to matters on which holders of Common Shares of ICHOR are entitled to vote, equal to the number of outstanding LuxCo Preferred Shares (multiplied by the established exchange ratio), other than LuxCo Preferred Shares held by ICHOR or any of its affiliates. As beneficiaries of the voting trust, the holders of LuxCo Preferred Shares will have the same right to vote in respect of meetings of holders of Common Shares of ICHOR as if they owned Common Shares of ICHOR directly; and

     * ICHOR will grant certain "insolvency put rights" to the holders of LuxCo Preferred Shares, including but not limited to:

           (a) an "automatic exchange right" that would be invoked by the commencement of the voluntary dissolution or liquidation of ICHOR, in which event the LuxCo Preferred Shares would automatically be acquired by ICHOR in exchange for the appropriate number of Common Shares of ICHOR; and

           (b) an "optional exchange right" that would permit the holders of LuxCo Preferred Shares, at their option upon the occurrence of certain insolvency events with respect to LuxCo, to require ICHOR to purchase the LuxCo Preferred Shares directly from the holder, for a purchase price payable in the appropriate number of Common Shares of ICHOR to the trustee in respect of the voting trust, for the benefit of the holders of LuxCo Preferred Shares in the same manner as the voting rights.

           The insolvency put rights will be granted by ICHOR to the trustee in respect of the voting trust, for the benefit of the holders of LuxCo Preferred Shares in the same manner as voting rights.

Representations and Warranties
------------------------------

     The Share Exchange Agreements contain various customary representations and warranties of the parties thereto, including, among others:

     * representations by each of the parties to the respective Share Exchange Agreements as to the authorization and the enforceability of the respective Share Exchange Agreements against each such party;

     * representations by ICHOR as to its corporate status, authorized capital and compliance concerning filings with the SEC, as to the accuracy of its financial statements, as to the validity of certain securities to be issued by it and as to the corporate status and authorized capital of and validity of certain securities to be issued by LuxCo; and

     * representations by each of the shareholders of Hippocampe as to the ownership of securities of Hippocampe, the corporate status and authorized capital of Hippocampe, the accuracy of and absence of material changes in the financial statements of Hippocampe, the validity of the patents of Hippocampe and the carrying on of business in the ordinary course since December 31, 1999.

     The representations and warranties contained in the Share Exchange Agreements will survive the closing of the Share Exchange.

Accounting Treatment
--------------------

     The Share Exchange is accounted for as a reverse purchase of the shares of Hippocampe by ICHOR in accordance with U.S. generally accepted accounting principles. The accounting treatment applied in the reverse purchase differs from the legal form of the transaction and the continuing entity is Hippocampe.

            RELATED PARTY TRANSACTIONS AND INTEREST OF CERTAIN
                    PERSONS IN MATTERS TO BE ACTED UPON

     Pursuant to the Bank Agreements, MFC Bank acted as an advisor in the Share Exchange and received certain compensation in respect thereof, including 2,017,854 Common Shares of ICHOR issued or issuable in connection with the Share Exchange. MFC Bank also provided a credit facility to Hippocampe in connection with which MFC Bank has received certain fees as well as share purchase warrants which entitle MFC Bank to purchase up to approximately 6,730,599 Common Shares of ICHOR, subject to final adjustment, at an exercise price of approximately E0.2319 and for a period expiring on July 31, 2003.

     ICHOR assumed the rights and obligations of Hippocampe under the Bank Agreements effective upon the closing of the Share Exchange. Pursuant to the Bank Agreements, MFC Bank has agreed to attempt to raise additional capital on a best efforts basis to fund working capital requirements following the Share Exchange. MFC Bank will be paid customary fees and expenses, and will receive additional share purchase warrants, in connection with the provision of these services. MFC Bank will have a right of first refusal until 24 months after the closing of the Share Exchange on any financing and capital raising activities of ICHOR.

     MFC Bank will also act as the trustee under the Voting and Exchange Trust Agreement, and will be paid customary fees and expenses in relation thereto.

     MFC Bank is a wholly-owned subsidiary of MFC Bancorp Ltd., which prior to the Share Exchange, directly and indirectly owned approximately 43.7% of the outstanding Common Shares of ICHOR. Michael J. Smith, the Secretary of ICHOR prior to the Share Exchange, is the President, Chief Executive Officer and a director of MFC Bancorp Ltd.

     In a letter dated January 21, 2000 to Mr. Ken Worm, Assistant
Director of OTC Compliance Unit of NASD Regulation, Inc., Mr. Richard K. Wulff, Chief of Office of Small Business Policy of the SEC indicated that the promoters or affiliates of blank check companies, as well as their transferees, are "underwriters" of the securities issued and cannot sell their securities of such blank check companies except through a registration statement under the U.S. Securities Act of 1993, as amended (the "Securities Act"). Accordingly, (i) the 2,017,854 Common Shares of ICHOR issued to MFC Bank upon or to be issued to MFC Bank following the closing of the Share Exchange, (ii) the 6,730,599 Common Shares of ICHOR which MFC Bank is entitled to acquire pursuant to the share purchase warrants issued to MFC Bank upon the closing of the Share Exchange, (iii) the 970,320 Common Shares of ICHOR already beneficially owned by MFC Bank prior to the Share Exchange, (iv) the 2,597,060 Common Shares of ICHOR currently beneficially owned by Sutton Park International Ltd., an affiliate of MFC Bancorp Ltd., and (v) the 1,620,000 Common Shares of ICHOR currently beneficially owned by Parkland Ventures Limited will have to be registered pursuant to the Securities Act before such securities can be freely traded.

                            DESCRIPTION OF ICHOR

The Corporation
---------------

ICHOR was incorporated in July 1994 pursuant to the laws of the Commonwealth of Pennsylvania under the name "PDG Remediation, Inc.". In November 1996, ICHOR reincorporated under the laws of the State of Delaware and changed its name to "ICHOR Corporation".

Development of ICHOR
--------------------

From its inception to December 1997, ICHOR operated in the environmental services business. ICHOR's initial operations included a thermal treatment facility in Florida and remediation services offices in Florida and Pennsylvania. In December 1996, ICHOR acquired a waste oil recycling facility in Illinois.

In response to changes in the Florida market, ICHOR closed certain remediation services offices and sold certain remediation facilities in 1995 and 1996. ICHOR sold the balance of its remediation services operations in April 1997 and its waste oil recycling facility in December 1997. In March 1998, ICHOR sold its wholly-owned subsidiary, ICHOR Services, Inc. ("Services"). In 1998, following the sale of Services, ICHOR provided consulting services to an industrial customer in Europe.

Effective June 30, 1999, ICHOR entered into a revised purchase agreement (the "Purchase Agreement") with the former majority shareholders of Nazca Holdings Ltd. ("Nazca") pursuant to which ICHOR acquired approximately 87% of the issued and outstanding shares of common stock of Nazca. Nazca was in the business of the exploration for and development of groundwater resources in Chile.

In connection with the Purchase Agreement, ICHOR granted options (the "Options") in favour of the former majority shareholders of Nazca, allowing them to repurchase shares of Nazca common stock sold to ICHOR in certain circumstances. In order to settle a dispute relating to the validity of the purported exercise of the Options by two former shareholders of Nazca in December 1999, ICHOR completed an agreement dated for reference May 15, 2000 with one of the former shareholders of Nazca to sell all of ICHOR's interest in the common stock of Nazca and loans made by ICHOR to Nazca to fund groundwater resource exploration and development, for a promissory note in the amount of $600,000 which accrues interest at the rate of 5% per annum and is due on June 30, 2001. As a result of the settlement, ICHOR has no further interest in Nazca. The promissory note was subsequently sold by ICHOR to an affiliate for $600,000 in December 2000. ICHOR did not provide any recourse or guarantee on the sale of the promissory note and is not contingently liable of Nazca does not pay the promissory note when due.

Following ICHOR's disposal of its interest in Nazca in July 2000, ICHOR did not have an operating business. ICHOR's focus was on the identification of a particular business or industry within which it would seek an acquisition or merger.

                         DESCRIPTION OF HIPPOCAMPE

In December 2000, ICHOR agreed to acquire substantially all of the shares of Hippocampe in consideration for Common Shares and securities exchangeable into Common Shares of ICHOR.

The Company
-----------

     Hippocampe is a biotechnology research and development company organized in 1990 under the laws of France, with research activities coordinated in Lyon, France. Hippocampe's focus is fundamental and applied research in human and veterinary biology and medicine, with a particular emphasis on humanitarian aspects of such research (i.e., retroviral pathogenesis, such as AIDS, oncogenesis and organ transplantation). Hippocampe's current objective is to develop vaccine and therapeutic compounds and specific therapies for certain retroviral diseases or diseases with a viral autoimmune content. The first products and applications target human and animal AIDS.

     The basic operational strategy of Hippocampe has been to divide its main areas of research into discrete modules, each with its own scientific interest. The research on these modules is outsourced under Hippocampe's supervision to specialized and complementary, public and private research teams. Hippocampe organizes the schedule and progress of the individual research teams to facilitate the overall development of its research goals. The research teams are authorized to co-publish their results at the appropriate time and in agreement with Hippocampe. However, Hippocampe retains all intellectual property rights on the combined research results and applies for patent protection of the research results whenever such protection is justified.

     Hippocampe has a limited operating history and its products are in an early stage of development. However, Hippocampe believes it has made a major finding with a new and precise molecular mimicry between a conserved part of GP41 (an HIV transmembrane protein) in a trimeric form and interleukine-2, the immune system's conductor protein. This discovery may explain that an HIV infection can trigger an immune response that turns against the immune system itself. This research indicates potential for a major link that may have a significant impact in developing animal and human AIDS vaccines and therapeutic molecules in the field of HIV and FIV infection.

     The key principal of Hippocampe is Dr. Pierre-Francois Serres. Dr. Serres began his career as a professor and researcher at the medical faculty of the University of Lyon in France. From 1975 and prior to starting Hippocampe, he held various teaching and research positions at French medical universities and biomedical institutes, among them the Institut Pasteur in Lyon, France. Dr. Serres founded Hippocampe in 1990.

Viruses
-------

     Viruses are noncellular organisms consisting of DNA or RNA and a protein coat. During the free and infectious stages of their life cycle, viruses do not carry out the usual functions of living cells, such as respiration and growth. Instead, when viruses enter a living plant, animal or bacterial cell, they make use of the host cell's chemical energy and synthesizing ability to replicate. After the replication of the viral components by the infected host cell, virus particles are released and the host cell is often destroyed.

HIV

     The approximately 2450 viral species identified to date are divided into approximately 75 groups. The human immunodeficiency virus ("HIV") belongs to the group of retroviruses, so named because they contain a reverse transcriptase, an enzyme that copies viral RNA back into DNA (the reverse of the usual process in which DNA is copied into RNA). Retroviruses include spumaviruses, oncoviruses (viruses causing cancers) and lentiviruses (viruses with a slow pathogenic action). HIV belongs to the subgroup of retroviruses called lentiviruses.

     HIV causes a disease called acquired immunodeficiency syndrome ("AIDS"). After entering into a target cell, HIV uses its reverse transcriptase to infect the cell's chromosomes. Thus, the infected cell is able to start reproducing the virus. Two types of HIV involved in AIDS, HIV1 and HIV2, have been identified. HIV2 is not as virulent as HIV1. Along with HLTV1 and HLTV2 (oncoviruses linked to leukemia), HIV1 and HIV2 are the only retroviruses that cause diseases in humans. Other AIDS-associated lentiviruses that cause diseases in animals include FIV (causing AIDS in felines), SIV (causing AIDS in monkeys) and BIV (causing AIDS in bovines).

The Immune System
-----------------

     The immune system has the function of protecting the body against infection and foreign substances, including viruses and bacteria. This function is carried out by white blood cells (leukocytes) and by a number of accessory cells, including B lymphocytes that produce the antibodies needed to fight infection and cytotoxic T lymphocytes that destroy cells infected with viruses.

     When an immunocompetent cell recognizes foreign material or a biological invader presented by macrophages, it normally induces a response. This recognition function depends on the immune system's ability to recognize specific foreign molecular configurations, generically referred to as antigens. T4 lymphocytes, as central cells of the immune system, specifically recognize foreign invaders presented by macrophages. After this specific recognition of a presented antigen, T4 lymphocytes play a major role in the immune response, producing interleukine-2 ("IL-2"), a central interleukine that activates all the accessory cells previously described and the overall immune response.

Interleukin-2

     IL-2 is a hormone-like substance produced by stimulated T-cells. IL-2 causes activation of other T-cells and "orchestrates" the immune response to non-host antigens. IL-2 also increases the proliferation and maturation of CD4 cells. From the early stage of HIV infection, IL-2 production gradually declines, causing the immune system to collapse.

AIDS
----

Viral Envelope of HIV

     The viral envelope of HIV is covered with mushroom-shaped spikes that enable the virus to attach itself to the target cell. The cap of each "mushroom" is made of three GP120 molecules and its stem of three GP41 molecules. GP160 is a glycoprotein that is the precursor of HIV envelope proteins GP120 and GP41.

     GP120 is a glycoprotein that protrudes from the surface of HIV and binds to the CD4 receptor of the CD4+ T-cells. In a two-step process that allows HIV to breach the membrane of T-cells, the GP120-CD4 complex refolds to reveal a second structure that binds to CCR5 or CXCR4, two of several chemokine co-receptors used by the virus to gain entry into T-cells.

     GP41 is a glycoprotein embedded in the outer envelope of HIV and plays a key role in HIV's infection of cells by carrying out the fusion of the viral and cell membranes.

AIDS

     Human AIDS is the last stage of the illness caused by the HIV virus infection. Although HIV1 is able to trigger a strong immune response with the production of antibodies and immunocompetent cells, it characteristically induces a progressive decline of the immune system leading to AIDS. The main cellular target of HIV is a special class of white blood cells critical to the immune system and known as helper T lymphocytes, or T4 helper cells. These cells play a major role in normal immune responses by stimulating or activating, by way of IL-2 production, all the other cells involved in immune protection. Once HIV has entered the helper T-cell, it can cause the cell to function poorly or even destroy the cell. As AIDS develops, non-infected T4 cells are also destroyed. As the infection progresses, the control of HIV levels by the immune system weakens, the viral level in the blood rises and the level of critical T-cells declines to a fraction of its normal value.

     In HIV-infected subjects, the immune system does not fulfil its function, due to a dynamic situation involving continuous infection, destruction and replacement of destroyed CD4+ cells with billions of new cells that are infected and killed each day. Essentially, the immune system enters a lengthy process of virus production, destruction and cellular regeneration. After many years of this process, the capacity to regenerate immune cells is lost in most cases, resulting in the absolute decline of the CD4 segment of the immune system and the development of full-blown AIDS. HIV can also infect other cells, including macrophages as well as certain brain, skin and liver cells.

     The main observed AIDS-associated disorders are:

     *     a drop of peripheral IL-2;

     *     a decrease of non-infected helper T lymphocytes;

     *     lymphoproliferation disorders and microglobulin increase; and

     *     hypergammaglobulinemia.

Hippocampe's Findings: A Precise Molecular Mimicry between Trimeric GP41
------------------------------------------------------------------------
and IL-2
--------

Molecular Mimicry between Trimeric GP41 and IL-2

     Hippocampe has discovered a molecular mimicry between the trimeric GP41 and IL-2. The first results of Hippocampe's research were recently communicated by Pr. Luc Montagnier, an internationally recognized expert in the field of AIDS research, to the French Academy of Sciences and were published in November 2000.

     Hippocampe has also demonstrated that the mimicry exists in three mammal species known to develop AIDS: humans, monkeys and felines. The discovered host-virus autoimmune mimicry is therefore applicable to the known human and animal AIDS-associated retroviruses.

Autoimmune Consequences for HIV-Infected Subjects

     Hippocampe found some of the expected autoimmune consequences of the described virus-host molecular mimicry in HIV-infected subjects. As expected, HIV positive sera recognize human IL-2, and cross-reactivity was found between the structurally and physically analogous antigenic sites of GP41 (HIV1) and human IL-2. The tests included 2352 HIV positive and HIV negative sera. The results demonstrated that 100% of HIV positive patients (stage II, III, IV CDC) were positive for the anti IL-2 response.

     The first results were presented by Dr. Serres in an international symposium held in late November 2000 organized by the Merieux Foundation:
"Autoimmunity induced by infection or immunization." The presentation was entitled: "AIDS: an immune response against the immune system. The role of a precise tridimensional molecular mimicry." Hippocampe expects these results to be published in the Journal of Autoimmunity in the Spring of 2001.

Therapeutic and Vaccinal Uses of Hippocampe's Findings
------------------------------------------------------

Current Research Objectives

     Hippocampe's current research modules are focused in the following four fields:

     * Fundamental research: Hippocampe believes that the mimicry between trimeric GP41 and IL-2 can largely explain the main AIDS-associated disorders: a drop of peripheral IL-2; a decrease of non-infected helper T lymphocytes; lymphoproliferation disorders and microglobulin increase; and hypergammaglobulinemia. Hippocampe is currently working to demonstrate that these AIDS-associated disorders are the result of the tridimensional GP41 (HIV1 and HIV2) / human IL-2 molecular mimicry.

     * Therapeutic molecules: Hippocampe believes that, based on the mimicry, an application involving the development of particular synthetic peptides and monoclonal antibodies (some of which have already been developed) would inhibit the fusion between the HIV virus and its target cell in an infected subject. Hippocampe's strategy is to use therapeutic molecules that would make it impossible for the virus to bind to the target cell and thus inhibit the reproduction of HIV. Applications may complement, and potentially even provide a substitute for, available antiretroviral drugs. It has been shown that the transmission of HIV depends on the viral load, and that no transmission has been observed from individuals carrying fewer than 1,500 viral copies/ml of blood. Therefore,


-----------------
1    Serres P.F.; 2000. Molecular mimicry between the trimeric ectodomain of the transmembrane protein of immunosuppressive lentiviruses (HIV-SIV-
FIV) and interleukin 2. C.R. Acad. Sci. Paris, Sciences de la vie / Life Sciences, 323: 1019-1029.

           treatment with therapeutic agents may provide a strategy to control the AIDS epidemic by abolishing or reducing transmission of HIV.

     * Therapeutic and preventive vaccines: Hippocampe believes that its findings may lead to novel therapeutic and preventive vaccine strategies, in both human and veterinary applications. Hippocampe believes that a preventive vaccine would be useful against all known strains of HIV1 and HIV2 published to date. The vaccinal approach of Hippocampe relies on the precise immunological cross-reactivity observed between trimeric GP41 and the cytokine IL-2.

     * AIDS cartridge: Hippocampe has developed a number of therapeutic Immunocartridges that have already been tested and approved by the Ethics Committee for the Treatment of Systemic Lupus Erythematosus and Hemophilia A in France. A number of international scientific publications have described the
           process.   Hippocampe's research has demonstrated that the anti
           IL-2 antibodies in HIV-infected subjects recognize sites on IL-2 that are crucial for its bioactivity. Therefore, Hippocampe believes that the development of an "AIDS cartridge" could be efficient in the restoration of the immune system (i.e., the CD4/CD8 and the viral load) of HIV-infected subjects.

Products and Processes in Development

     Hippocampe has targeted four prototypes that could be exploited at a commercial level:

     * Human and animal therapeutic molecules (pharmacological agents) that could be administered to humans infected by HIV and felines infected by FIV in order to block the cell infection by the virus.

     * Human and animal therapeutic vaccines (immunotherapeutic agents) that could be administered to humans infected by HIV and felines infected by FIV in order to orient the immune system for recognizing the transmembrane glycoprotein of the virus and not the host's IL-2.

     * Human and animal preventive vaccines that could be administered to healthy humans and felines to prevent infection by the HIV or FIV virus.

     * AIDS cartridge that could selectively remove the identified immunosuppressive antibodies present in the serum of AIDS patients, using peptides that have been tested for activity.

Hippocampe's Intellectual Property - Patents
--------------------------------------------

     Hippocampe's policy has been to protect its technology (products and processes) by obtaining basic patents followed by application patents. To date, Hippocampe has registered two patents in France, each of which has subsequently been registered pursuant to the Patent

-----------------
2    See e.g., Traeger J., Laville M., Serres P.F., Cronenberger M.,
Thomas M., Rey M.J. and Bourgeat C.; 1992. A new device for specific extracorporeal immunoadsorption of anti DNA antibodies. J. Med. Interne, 143 (1): 9-12.

Cooperation Treaty (PCT). Hippocampe has also acquired an additional patent concerning the AIDS cartridge, registered in 13 countries in Europe.

The Market
----------

     According to the December 2000 update to the UNAIDS Report on the Global HIV/AIDS Epidemic, the estimated number of people living with HIV/AIDS at the end of 2000 was approximately 36 million. People newly infected with HIV in 2000 are estimated to total more than 5 million. In 2000, approximately 3 million people died of AIDS, which brings the estimated total number of AIDS deaths since the beginning of the epidemic to almost 22 million.

     The following table shows the extent of the HIV/AIDS epidemic:




                 Estimated
                 number                      Estimated
                 of people                   number of
                 living with                 people newly  Estimated
                 HIV/AIDS      Adult         infected      deaths
                 at the        prevelance    with HIV      to HIV/AIDS
                 end of 2000   rate          during 2000   during 2000
Country          (millions)    (%)           (thousands)   (thousands)
-------          ----------    ----------    ----------    ----------

Sub-Saharan
 Africa              25.3           8.8          3,800         2,400
South & South-
 East Asia            5.8           0.6            780           470
Latin America         1.4           0.5            150            50
North America         0.9           0.6             45            20
Eastern Europe &
 Central Asia         0.7           0.4            250            14
East Asia &
 Pacific              0.6           0.1            130            25
Western Europe        0.5           0.2             30             7
North Africa &
 Middle East          0.4           0.2             80            24
Caribbean             0.4           2.3             60            32
Australia &
 New Zealand         <0.1           0.1             <1            <1

TOTAL                36.1           1.1          5,300         3,000




-----------------
Source: December 2000 update to the UNAIDS Report on the Global HIV/AIDS
Epidemic.

     Accordingly, Hippocampe believes that there is an existing and future market for safe, effective and affordable preventive vaccines for uninfected persons and for pharmacological and/or immunological treatment of infected individuals to curtail and reduce infection levels below the transmissible levels. Most of the demand would come from the large populations of the developing world, although a preventive vaccine would also be appropriate for subgroups of high-risk individuals in industrialized countries. Recognizing the commercial market in developing countries is constrained by limited resources, Hippocampe's approach in this market will be to explore subsidized production and distribution negotiated with international agencies (e.g., UNAIDS/World Health Organization and World Bank), bilateral aid donors (e.g., USAID) and The International AIDS Vaccine Initiative (IAVI).

Competition
-----------

     The biotechnology and biopharmaceutical industries are highly competitive, especially in the field of HIV. Hippocampe faces significant competition for some of its therapeutic compounds and for its preventive vaccines.

Therapeutic Molecules (Pharmacological Agents)

     If Hippocampe is successful in developing its therapeutic agents and obtaining regulatory approval with respect thereto, Hippocampe believes there are significant existing and future markets for the treatment of HIV and AIDS. Hippocampe believes that its unique approach may provide an advantage over existing competitors. However, Hippocampe will compete with existing developed and approved therapies. The U.S. Department of Health and Human Services Food and Drug Administration ("FDA") has already approved a number of antiviral drugs to treat HIV and AIDS. The drugs fall into two categories depending on which of the following viral enzymes they target: HIV protease or reverse transcriptase ("RT").

     The objective of approved protease inhibitor drugs is to prevent the assembly of new virus particles. The approved protease inhibitors include drugs such as Invirase, Fortovase, Norvir, Crixivan, Viracept and
Agenerase.

     RT inhibitor drugs aim at blocking reverse transcriptases and preventing transcription of the viral genetic material from RNA to DNA. There are two classes of RT drugs: nucleoside analogue inhibitors and non-nucleoside inhibitors. The approved nucleoside analogue inhibitors include drugs such as Retrovir, Videx, Hivid, Zerit, Epivir, Combivir and Ziagen. The approved non-nucleoside inhibitors include drugs such as Viramuno, Rescriptor and Sustiva.

     Both HIV protease and RT drugs have demonstrated their efficacy in terms of HIV blood concentration and are used to slow the progression of the disease. Furthermore, efficacy has generally been higher with drug combinations. However, none of these drugs appear to present a cure and mutations of the HIV's envelope produce viral strains resistant to both classes of drugs. Toxic side effects on the peripheral nervous system and gastrointestinal tract are additional issues relating to these drugs. Non-compliance on combination therapies and interruptions in dosing could have an effect on and trigger accelerated viral replication.

     There can be no assurance that currently approved drugs or products developed in the future for the treatment of HIV/AIDS by Hippocampe's competitors will not be effectively marketed and sold, or that such drugs or products will not render Hippocampe's therapeutic compounds obsolete, noncompetitive or uneconomical. Hippocampe believes that numerous companies are developing new pharmaceutical products for the treatment of the HIV/AIDS. In addition, Hippocampe may compete with multinational companies that have greater financial, manufacturing, technical and human resources; greater marketing and distribution capability; greater experience in preclinical and clinical trials; and greater experience in obtaining regulatory and FDA approvals.

Preventive Vaccines

Hippocampe is conducting research for the development of a preventive vaccine that would provide protection against the known strains of HIV1 and HIV2 viruses. Hippocampe's approach to vaccine development is based on the observed immunological cross-reactivity between the well-preserved, antigenic and immunodominant domain of GP41 and IL-2, and relies on the observation of expected autoimmune consequences in HIV-infected subjects.

     The worldwide vaccine market is dominated by several large multinational companies. All of these companies have greater financial, manufacturing, technical and human resources;

greater marketing and distribution capability, greater experience in preclinical and clinical trials; and greater experience in obtaining regulatory and FDA approvals than Hippocampe. However, Hippocampe does not believe that any of the technologies derived from the intellectual property portfolios of other companies have a competitive advantage over Hippocampe's technology.

                               RISK FACTORS

     The Amendment, the Share Exchange, the business of Hippocampe and any investment in the Common Shares of ICHOR are subject to a number of risk factors. After completion of the Share Exchange, risk factors applicable to the business of Hippocampe are equally applicable to ICHOR. Such risk factors include but are not limited to the following:

The costs of the Share Exchange have been substantial.
------------------------------------------------------

     The costs to complete the Share Exchange have been substantial and include, among other things, expenses for investment bankers, attorneys and accountants.

The increase in the authorized number of Common Shares of ICHOR may
-------------------------------------------------------------------
prevent or delay a change of control of ICHOR.
----------------------------------------------

     While the primary purpose of the increase in the authorized number of Common Shares is to facilitate the issuance of Common Shares in connection with the Share Exchange, it might be possible for the Board to issue a large number of Common Shares to impede completion of a proposed hostile merger, tender offer or other takeover attempt which some shareholders of ICHOR may at the time deem to be in their best interest. Without further shareholder approval, the Board could:

     * adopt a "poison pill" which would, under certain circumstances related to an acquisition not approved by the Board, give certain holders the right to acquire additional Common Shares at a low price; or

     * sell Common Shares in a private transaction to purchasers who would oppose a takeover or favor the current Board.

     Although the proposal to increase the authorized number of Common Shares has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that approval of this proposal could facilitate future efforts to deter or prevent changes in control of ICHOR, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

As a result of the Share Exchange, current holders of Common Shares of
----------------------------------------------------------------------
ICHOR have experienced and will experience immediate and substantial
--------------------------------------------------------------------
dilution.
---------

     The issuance of Common Shares and securities exchangeable into Common Shares of ICHOR in connection with the Share Exchange has reduced and will reduce existing shareholders' percentage ownership and voting power in ICHOR. The issuance of securities, by reducing the percentage of equity of ICHOR owned by existing shareholders, has reduced and will reduce such existing shareholders' ability to influence the election of directors or any other action taken by the holders of Common Shares of ICHOR and may reduce per share dividends, if any.

     In addition, holders of Common Shares of ICHOR experienced and will experience an immediate and substantial dilution in net tangible book value per share and other per share financial information as a result of the Share Exchange.

Hippocampe has a limited operating history and is expected to continue to
-------------------------------------------------------------------------
generate losses.
----------------

     To date, Hippocampe has engaged primarily in research, development and limited clinical testing. Hippocampe had an accumulated deficit of E1,689,746 as at December 31, 2000. Hippocampe also sustained net losses of E67,616 in 1998, E98,808 in 1999 and E1,314,026 in 2000. There can be
no assurance that Hippocampe will generate profits in the foreseeable future, if at all.

Hippocampe's products are in an early stage of development.
-----------------------------------------------------------

     All of Hippocampe's products are at an early stage of development. The successful commercialization of its products will require significant further research, development, testing and regulatory approvals and additional investment. If Hippocampe cannot advance its products beyond the early stages of product development or demonstrate clinical efficacy, it may never commercialize a product. There can be no assurance that any of Hippocampe's products in the research or pre-clinical development stage will yield results that would permit or justify clinical testing or that products that advance to clinical testing will receive regulatory approval or be commercialized. In addition, the process of obtaining regulatory approval is costly, time consuming, uncertain and subject to unanticipated delays. If Hippocampe is unable to commercialize the current research, or if it is unable to commercialize the current research without significant delay, it does not have other products from which to derive revenue.

Hippocampe's products may not achieve market acceptance.
--------------------------------------------------------

     There can be no assurance that any products Hippocampe successfully develops, if approved for marketing, will achieve market acceptance.

Technological change and competition may render Hippocampe's potential
----------------------------------------------------------------------
products obsolete.
------------------

     The biopharmaceutical and biotechnology industries continue to undergo rapid change and competition is intense and is expected to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any being developed by Hippocampe or that would render Hippocampe's technology and products obsolete and noncompetitive. Many of Hippocampe's competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than Hippocampe.

Political or social factors may delay or impair Hippocampe's ability to
-----------------------------------------------------------------------
market its products.
--------------------

     Products developed for use in addressing the HIV/AIDS epidemic have been and will continue to be subject to competing and changing political and social pressures. The political and social response to the HIV/AIDS epidemic has been highly charged and unpredictable. These pressures can transcend national barriers. They may delay or cause resistance to bringing Hippocampe's products to market or limit the pricing of such products.

Hippocampe will be dependent on third parties for manufacturing, marketing
--------------------------------------------------------------------------
and sales.
----------

     As Hippocampe has no manufacturing facilities, it will be entirely dependent on third parties to produce its products. In addition, as Hippocampe has no marketing or sales capabilities, it expects to be entirely dependent on third parties to market and sell its products. There can be no assurance that Hippocampe will be able to locate third parties to manufacture, market and sell its products, to enter into agreements on satisfactory terms or to have its products manufactured, marketed and sold at a sufficiently low cost and in a sufficiently timely manner.

Hippocampe will need additional funds in the future to continue its
-------------------------------------------------------------------
operations.
-----------

     Hippocampe will require substantial future capital in order to continue to conduct the time consuming research and development, clinical studies and regulatory activities necessary to bring its potential products to market and to establish production, marketing and sales capabilities. There can be no assurance that the cash reserves of Hippocampe or the combined cash reserves of Hippocampe and ICHOR together with any funding subsequently received will satisfy capital requirements. In addition, there can be no assurance that additional funding will be received or on reasonable terms. Additional funding may significantly dilute shareholders of ICHOR or may limit Hippocampe's rights to its currently developing technology. If adequate funds cannot be obtained, Hippocampe may need to curtail significantly its product development programs and/or relinquish rights to its technologies or product candidates.

Hippocampe may become subject to product liability claims.
----------------------------------------------------------

     Hippocampe faces an inherent risk of exposure to product liability suits in connection with vaccines being tested in human clinical trials and products that may be sold commercially. Hippocampe may become subject to a product liability suit if its products cause injury or if vaccinated individuals subsequently become infected with HIV. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a vaccine, injury to the reputation of Hippocampe, withdrawal of clinical trial volunteers and loss of revenues.

Hippocampe may face difficulties in the conduct of its proprietary
------------------------------------------------------------------
research programs.
------------------

     Hippocampe conducts a significant portion of its research and development activities through proprietary research programs. Although Hippocampe has not experienced any material conflicts with its collaborators in the past, any conflict with its collaborators in the future could reduce its ability to obtain future collaboration agreements and could negatively influence its relationship with existing collaborators. Further, certain collaborators could become competitors in the future and/or disagreements with collaborators could develop over rights to Hippocampe's intellectual property. In order to minimize future risks, Hippocampe has taken steps to contractually protect its intellectual property rights under these collaboration agreements. However, there can be no assurance that Hippocampe's intellectual property rights will not be violated by Hippocampe's collaborators and that Hippocampe will not be forced to expend significant time and expense to protect such intellectual property rights.

Hippocampe faces uncertainties related to patents and proprietary
-----------------------------------------------------------------
technology.
-----------

     Hippocampe's success will depend in part on its ability to:

     *     obtain patent protection for its products;

     *     preserve trade secrets;

     *     prevent third parties from infringing on its patents; and

     * refrain from infringing on the patents of other parties, both domestically and internationally.

     Hippocampe's present patent positions are highly uncertain and any future patents it receives for potential products may be subject to the same uncertainty. In addition, there can be no assurance that certain claims in the patent application process will not fail or that they receive such limited approval that the value of any patents could diminish.

     Any patents that Hippocampe procures may require cooperation with other parties holding related patents. Hippocampe may have difficulty forming a successful relationship with such other parties.

     There can be no assurance that Hippocampe's patents or future patents will be enforceable and afford adequate protection against competitors.
In addition, there can be no assurance that third parties will not claim that Hippocampe's technology, current or future products or manufacturing processes infringe their proprietary rights. Hippocampe may have to undertake costly litigation to enforce any patents issued or licensed to it or to determine the scope and validity of another party's proprietary rights. There can be no assurance that a court of competent jurisdiction would validate Hippocampe's issued or licensed patents. An adverse outcome in litigation or an interference or other proceeding in a court or patent office could subject Hippocampe to significant liabilities to other parties, require Hippocampe to license disputed rights from other parties or require Hippocampe to cease using such technology.

Hippocampe is dependent on certain key employees.
-------------------------------------------------

     Hippocampe is highly dependent on its senior scientific staff, particularly Dr. Pierre-Francois Serres. Dr. Serres has played a critical role in the development of Hippocampe and Hippocampe's research and development activities. The loss of his services may prevent Hippocampe from achieving its scientific objectives.

The price of Common Shares of ICHOR may fluctuate significantly.
----------------------------------------------------------------

     In connection with the Share Exchange, the Common Shares of ICHOR may experience significant volatility. Stock markets, in general, have experienced significant volatility with respect to biopharmaceutical and biotechnology based stocks. The volatility of biopharmaceutical and biotechnology based stocks often does not relate to the operating performance of the companies represented by the stock. Factors such as announcements of the introduction of new products or services by Hippocampe or its competitors, market conditions in the biopharmaceutical and biotechnology sectors, rumors relating to Hippocampe or its competitors and litigation or public concern as to safety of Hippocampe's potential products may have a significant impact on the market price of the Common Shares of ICHOR.

         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

ICHOR
-----

     ICHOR's Common Shares were quoted on the NASDAQ SmallCap Market under the trading symbol "ICHR" until February 8, 2000 when ICHOR's Common Shares were delisted from The Nasdaq Stock Market. ICHOR's Common Shares are now quoted on the OTC Bulletin Board under the symbol "ICHR". The following table sets forth the quarterly high and low sale price per share of ICHOR's Common Shares for the periods indicated:




        Fiscal Quarter Ended               High                    Low
        --------------------               ----                    ----
        1999
        March 31                         $ 2.88                    1.25
        June 30                            3.25                    1.50
        September 30                       4.63                    1.00
        December 31                        5.00                    2.00

        2000
        March 31                         $ 3.25                  $ 1.50
        June 30                            2.00                    0.50
        September 30                       0.59                    0.49
        December 31                        3.44                    0.38

     At March 27, 2001, prior to the closing of the Share Exchange, ICHOR had approximately 18 holders of record of its Common Shares, some of which are securities clearing agencies and intermediaries. ICHOR has not paid any dividends on its Common Shares and does not anticipate that it will pay any dividends in the foreseeable future.

Hippocampe
----------

     Hippocampe is a privately-held corporation. Its shares are not traded or quoted on a public securities market. At March 27, 2001, prior to the closing of the Share Exchange, Hippocampe had approximately 13 holders of record of its shares. Hippocampe has not paid any dividends on its shares.


                                    38




                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT

     The following table sets forth certain information as at March 29,
2001 regarding the beneficial ownership of ICHOR's Common Shares prior to the closing of the Share Exchange and following the closing of the Share
Exchange by:

     * each person known by ICHOR to have been a beneficial owner of more than five percent of the outstanding Common Shares of ICHOR on March 27, 2001, prior to the closing of the Share
           Exchange;

     * each person known by ICHOR to be a beneficial owner of more than five percent of the outstanding Common Shares of ICHOR on March 29, 2001, following the closing of the Share Exchange;

     *     each of the executive officers and directors of ICHOR on March
           29, 2001, following the closing of the Share Exchange; and

     * all executive officers and directors of ICHOR as a group on March 29, 2001, following the closing of the Share Exchange.

     The following is based solely on statements filed with the SEC or other information ICHOR believes to be reliable.





                            Amount and                      Amount and
                            Nature of                       Nature of         Percent
Name and                    Beneficial       Percent        Beneficial        of
Address of                  Ownership        of Class       Ownership(1)      Class(1)
Beneficial Owner             (Pre-Share Exchange)             (Post-Share Exchange)
----------------            ---------        --------       -----------       --------

MFC Bancorp Ltd.
17 Dame Street
Dublin 2, Ireland           3,567,380(2)      43.7%          12,315,833(2)(3)   24.5%

Parkland Ventures(4)
 Limited
8 Queensway House
Queen Street
St. Helier, Jersey
Channel Islands
JF2 4WD                     1,620,000         19.8%           1,620,000          3.7%

Sutton Park
 International Ltd.
P.O. Box 146, Road Town,
Tortola,
British Virgin Islands      2,597,060         31.8%           2,597,060          6.0%

MFC Merchant Bank S.A.
6, Cours de Rive,
1211 Geneva 3, Switzerland    970,320         11.9%           9,718,773(5)      19.4%

Aralis Participations
 S.A.(6)(7)
Les Avouillons 4
CH-1196 Gland VD,
Switzerland                   -                 -             9,124,482         21.0%

Martine Reindle(6)
CP 18
CH-1295 Mies, Switzerland     -                 -            13,415,847(9)      30.8%





                          Amount and                      Amount and
                          Nature of                       Nature of
Name and                  Beneficial        Percent       Beneficial       Percent
Address of                Ownership         of Class      Ownership(1)     of Class(1)
Beneficial Owner            (Pre-Share Exchange)            (Post-Share Exchange)
----------------          ----------        --------      -----------      -----------
Bertrand Favreau(6)
61, Rue de l'oise
F-60200 Compiegne, France     -                 -          2,137,151          4.9%

Pierre-Francois Serres(6)
Chief Executive Officer,
President and Director        -                 -         11,129,393(9)      25.6%

Eric Turcotte
Chief Financial Officer,
Secretary and Director        -                 -               -              -

Patrice Pactol(6)
Director                      -                 -          2,137,151          4.9%

All executive officers
and directors of ICHOR
as a group (3 persons)        -                 -         13,266,544         30.5%




----------------------
(1) Amounts and percentages give effect to securities issued or issuable in connection with the Share Exchange, including securities exchangeable into Common Shares of ICHOR (i.e., LuxCo
      Preferred Shares) issued to certain shareholders of Hippocampe in connection with the Share Exchange.
(2) Includes 2,597,060 Common Shares indirectly owned through Sutton Park International Ltd. and 970,320 Common Shares indirectly owned through MFC Bank. Sutton Park International Ltd. and MFC Bank are wholly-owned subsidiaries of MFC Bancorp Ltd.
(3) Includes 2,597,060 Common Shares indirectly owned through Sutton Park International Ltd. and 2,988,174 Common Shares and 6,730,599 share purchase warrants indirectly owned through MFC Bank.
(4) Parkland Ventures Limited is a wholly-owned subsidiary of Pine Resources Corporation, a public company with securities traded on the Canadian Venture Exchange.
(5) Includes 2,988,174 Common Shares and 6,730,599 share purchase warrants, each of which entitles the holder to purchase one Common Share.
(6)   Former shareholders of Hippocampe.
(7) The outstanding shares of Aralis Participations S.A. are beneficially owned as follows: Martine Reindle 44.9%; Ernest Lubke - 32.3%; Karen Van Ness - 8.9%; Christian Rochet - 4.9%; Dr. Takashi Onouchi - 3.7%; Jean-Paul Royet - 3.0%; Jean-Daniel Noir - 1.3%; M. Masayoshi Watanabe - 0.9%; and Malin Noren - 0.1%.
(8) Includes 9,124,482 Common Shares owned by Aralis Participations S.A. Martine Reindle is the Chairperson and a member of the Board of Directors, and owns approximately 45% of the outstanding voting shares, of Aralis Participations S.A.
(9) Pierre-Francois Serres also has voting rights in 2,039,038 Common Shares be beneficially owned by Martine Reindle but held in usufrucht by Pierre-Francois Serres.

                  UNAUDITED PRO FORMA CONDENSED COMBINED
                           FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information relates to the Share Exchange, which is accounted for as a reverse purchase. The following unaudited pro forma condensed combined financial information has been prepared based upon the historical financial statements and related notes of ICHOR and Hippocampe, respectively, giving effect to the Share Exchange.

     Hippocampe reports its results in Euros (E). Since the Share Exchange is accounted for as a reverse purchase, with the continuing entity being Hippocampe, the unaudited pro forma condensed combined financial information is reported in Euros. The accounting treatment applied in a reverse purchase differs from the legal form of the transaction and the continuing entity is Hippocampe.

     The unaudited pro forma condensed combined financial information does not purport to present the financial condition and results of operations of ICHOR and Hippocampe had the Share Exchange actually been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information is not necessarily indicative of the future results of operations and should be read in connection with the historical financial statements and related notes of ICHOR and Hippocampe, respectively.

            Unaudited Pro Forma Condensed Combined Balance Sheet
                             December 31, 2000
                                  (E000s)




                                                                                 Pro
                                                                                 Forma
                                                                                 Combined
                                                                                 U.S.
                                                    Pro             Pro          Dollars
                        ICHOR        Hippocampe     Forma           Forma        (Information
                      Historical     Historical     Adjustments     Combined     Only)
                      ----------     ----------     -----------     --------     ------------
   ASSETS

Current Assets
 Cash and short term
  investments          E     213      E    334       E     -        E    547      $    514
 Accounts receivable,
  net                          7            64             -              71            67
 Other assets                  -            98             -              98            92
                       ---------      --------       -------        --------      --------
  Total current assets       220           496             -             716           673

Patents and Other              -           129             -             129           121
                       ---------      --------       -------        --------      --------
                       E     220      E    625       E     -        E    845      $    794
                       =========      ========       =======        ========      ========

   LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
 Accounts payable and
  other liabilities    E     114      E    764       E     -        E    878      $    825
 Note payable                  -           384             -             384           360
                       ---------      --------       -------        --------      --------
  Total current
   liabilities               114         1,148             -           1,262         1,185

Payable to Shareholders        -           242             -             242           228

Shareholders' Equity
 Common stock             10,258           925       (10,152)          1,031           968
 Retained deficit        (10,076)       (1,690)       10,076          (1,690)       (1,587)
 Treasury stock              (76)            -            76               -             -
                       ---------      --------       -------        --------      --------
                             106          (765)            -            (659)         (619)
                       ---------      --------       -------        --------      --------
                       E     220      E    625       E     -        E    845      $    794
                       =========      ========       =======        ========      ========





See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

       Unaudited Pro Forma Condensed Combined Statement of Operations
                   For the Year Ended December 31, 2000
                     (E000s, except per share amounts)












                                                                                                          Pro
                                                                                                          Forma
                                                                                                          Combined
                                                                                                          U.S.
                                    Pro            Pro                       Pro             Pro          Dollars
                     ICHOR          Forma          Forma     Hippocampe      Forma           Forma        (Information
                     Historical     Adjustments    ICHOR     Historical      Adjustments     Combined        Only)
                     ----------     -----------    -----     ----------      -----------     --------     ------------
Revenues
 Interest            E     129      E      -       E   129    E     13      E   (129)         E     13    $     12
 Gain on disposal of
  an unconsolidated
  subsidiary               323          (323)            -           -              -                -           -
 Other                      51             -            51           -              -               51          48
                     ---------      --------       -------    --------       --------         --------    --------
                           503          (323)          180          13           (129)              64          60

Costs and expenses
 General and
  administrative           795             -           795         403              -            1,198       1,125
 Research and
  development                -             -             -         101              -              101          95
 Bank fee                    -             -             -         806              -              806         757
 Interest                    -             -             -          17              -               17          16
 Equity in loss of
  unconsolidated
  subsidiary                66           (66)            -           -              -                -           -
                     ---------      --------       -------    --------       --------         --------    --------
                           861           (66)          795       1,327              -            2,122       1,993
                     ---------      --------       -------    --------       --------         --------    --------
  Net loss           E    (358)     E   (257)      E  (615)   E (1,314)      E   (129)        E (2,058)   $ (1,993)
                     =========      ========       =======    ========       ========         ========    ========

Basic and diluted
 loss per common
 share               E   (0.08)                               E(168.03)                       E  (0.05)   $  (0.05)
                     =========                                ========                        ========    ========

Weighted average
 number of shares
 outstanding         4,945,385                                   7,820                      40,274,637  40,274,637
                     =========                                ========                      ==========  ==========




See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

              NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                           FINANCIAL STATEMENTS

(1) Effective March 28, 2001, ICHOR (a United States company) and Hippocampe (a French company) combined their operations where Hippocampe stockholders exchanged their stock for the common stock of ICHOR. Because Hippocampe is the continuing entity, this combination is accounted for as a reverse purchase.

      During the years ended December 31, 2000 and 1999, ICHOR had no significant operations other than the disposal of an unconsolidated subsidiary. Hippocampe is a company in the development stage which is involved in the research and development of human health products. Hippocampe's main research efforts have been concentrated in the prevention and treatment of the AIDS virus. All of Hippocampe's activities have been conducted in France. The combined companies expect to continue the research and development activities.

      Consistent with the location of its activities, beginning January 1, 1999, Hippocampe adopted the Euro (E) as its corporate currency. Accordingly, Hippocampe prepared its 2000 and 1999 historical financial statements in Euros. Because Hippocampe is the continuing entity, these pro forma financial statements have been prepared using Euros. The financial statements of ICHOR have been restated from U.S. dollars to Euros for each period presented. For the balance sheet as of December 31, 2000, the rate of exchange for the conversion of US. Dollars into Euros was the rate in effect as of December 31, 2000, or E1 = U.S.$0.9393. For the statement of operations for the year ended December 31, 2000, the rate of exchange used was the average for the year then ended or E1 = U.S.$0.9226. The translation adjustments did not result in significant foreign currency gains or losses in the unaudited pro forma condensed combined statement of operations.

(2) The unaudited pro forma condensed combined balance sheet as of December 31, 2000 and pro forma statement of operations for the year ended December 31, 2000, are based on historical financial statement of ICHOR and Hippocampe. The unaudited pro forma condensed combined balance sheet as of December 31, 2000, gives effect to the combination of ICHOR and Hippocampe as if it had occurred as of December 31, 2000. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000, has been prepared to illustrate the effects of the combination of ICHOR and Hippocampe as if the combination occurred January 1, 2000.

      The pro forma condensed combined financial statements may not be indicative of the actual results of the acquisition. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The accompanying unaudited pro forma condensed combined financial statements should be read in connection with the historical financial statements of ICHOR and Hippocampe.

(3)   Pro forma adjustments include the effect of the following:

      * Elimination of gain on disposal of an unconsolidated subsidiary and the equity in loss of unconsolidated subsidiary recorded through the date of disposal.

      * Elimination of interest earned on cash investments to give effect to the cash redemption of preferred shares as if it occurred on January 1, 2000.

      * Issuance of 33,311,398 shares of ICHOR common stock and shares convertible into shares of common stock of ICHOR to the shareholders of Hippocampe; and

      * Consolidating entry to record the reverse purchase transaction.

(4) Pro forma loss per share is adjusted to give effect to the issuance of shares to affect the acquisition and the redemption and conversion of the preferred shares as if these transactions had occurred on January 1, 2000. Warrants and options are not included in the computation of diluted loss per share because the effect of the warrants and options would be anti-dilutive.

                   ADDITIONAL AND AVAILABLE INFORMATION

     ICHOR is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. ICHOR's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by ICHOR under the Exchange Act with the SEC are incorporated herein by reference:

     *     ICHOR's Annual Report on Form 10-K for the year ended December
           31, 2000;

     * ICHOR's Current Report on Form 8-K dated December 27, 2000 and filed on December 29, 2000;

     * ICHOR's Current Report on Form 8-K/A dated and filed on January 30, 2001; and

     * ICHOR's Current Report on Form 8-K dated December 27, 2000 and filed on March 19, 2001; and

     * ICHOR's Current Report on Form 8-K dated April 10, 2001 and filed on April 12, 2001

     ICHOR's Annual Report on Form 10-K for the year ended December 31, 2000 is attached as Appendix G to this Information Statement. Appendices A to H are furnished with this Information Statement.

     ICHOR will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to P.O. Box 10343, 1010 - 609 Granville Street, Vancouver, British Columbia, Canada V7Y 1G5 (tel.: (604) 646-2030).


                                      By Order of the Board of Directors,


                                      /s/ Eric Turcotte
                                      -----------------------------------
                                      Eric Turcotte
                                      Chief Financial Officer and
                                      Secretary

April 25, 2001